Exhibit 99.1

	Contact: Trans World Entertainment John Anderson Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773

38 Corporate Circle
Albany, NY 12203
www.twec.com		NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES FOURTH QUARTER AND ANNUAL RESULTS

Company reports net income of $8.3 million for fiscal 2013

Announces special cash dividend of $0.50 per share

Albany, NY, March 6, 2014 -- Trans World Entertainment Corporation (Nasdaq: TWMC) today reported financial results for its fourth quarter and fiscal year ended February 1, 2014. For the thirteen weeks ended February 1, 2014 (“Fourth Quarter”), the Company reported net income of $12.5 million, or $0.39 per diluted share and for the 52 weeks ended February 1, 2014 (“Fiscal 2013”), the Company reported net income of $8.3 million, or $0.25 per diluted share. For the fourteen weeks ended February 2, 2013, the Company reported net income of $35.0 million, or $1.09 per diluted share and for the 53 weeks ended February 2, 2013 (“Fiscal 2012”), the Company reported net income of $33.7 million, or $1.06 per diluted share. Fiscal 2012 results included a one-time gain of $22.8 million from the sale of real property in Miami, Florida. Excluding the gain, the Company recorded net income of $12.2 million, or $0.38 per diluted share for the fourth quarter, and $10.9 million, or $0.34 per diluted share for Fiscal 2012.

Comparable store sales for the Fourth Quarter were down 5.3% compared to the same quarter last year. Total sales for the Fourth Quarter decreased 14.8% to $139.2 million compared to $163.4 million in 2012. The decrease in sales was due to one less week of business in Fiscal 2013 and a 5.1% decline in average stores in operation to 354 during the Fourth Quarter compared to 373 stores last year.

Gross profit for the Fourth Quarter was $49.4 million, or 35.5% of sales, as compared to $59.8 million, or 36.6%, of sales for the fourth quarter last year.

Selling, general and administrative expenses (“SG&A expenses”) decreased 23.1% for the Fourth Quarter to $35.3 million compared to $45.9 million for the Fourth Quarter last year. As a percentage of sales, SG&A expenses were 25.4% in the Fourth Quarter compared to 28.1% for the fourth quarter last year.

For Fiscal 2013, comparable store sales were down 5.0% as compared to Fiscal 2012. Total sales for Fiscal 2013 decreased 14.2% to $393.7 million, compared to $458.5 million for Fiscal 2012. During Fiscal 2013, the Company operated an average of 354 stores compared to 378 stores in Fiscal 2012, a 6.3% decline.

Gross profit for Fiscal 2013 was $147.9 million, or 37.6% of sales, compared to $172.1 million, or 37.5%, of sales for Fiscal 2012. For Fiscal 2013, SG&A expenses decreased 13.6% to $133.8 million compared to $154.8 million in Fiscal 2012. As a percentage of sales, SG&A expenses were 34.0% in fiscal 2013 compared to 33.8% in Fiscal 2012.

Inventory was $150.2 million at the end of Fiscal 2013, versus $155.4 million at the end of Fiscal 2012, a reduction of 3.4%. Cash on hand at the end of Fiscal 2013 was $131.0 million, compared to $133.0 million at the end of Fiscal 2012. During the Fourth Quarter, the Company repurchased approximately 286,000 shares of common stock at an average price of $4.29 per share, for an aggregate purchase price of approximately $1.2 million. In Fiscal 2013, including shares purchased as part of a tender offer, the Company repurchased approximately 1 million shares of common stock for an aggregate purchase price of $5.4 million. The Company has approximately $19.4 million available for purchase under its repurchase program.

In addition, the Company announced a special cash dividend of $0.50 per common share, payable April 3, 2014, to shareholders of record at the close of business on March 20, 2014. The total special dividend payout is estimated to be $16 million to be paid from cash on hand.

“We are pleased to reward our shareholders with a special dividend. We continue to maintain strong financial flexibility and working capital to fund our growth initiatives,” said Robert J. Higgins, Chairman and Chief Executive Officer.

Trans World will host a teleconference call today, Thursday, March 6, 2014, at 10:00 AM ET to discuss its financial results. Interested parties can listen to the simultaneous webcast on the Company’s corporate website, www.twec.com.

Trans World Entertainment is a leading specialty retailer of entertainment products, including video, music, trend, electronics, video games and related products. The Company operates retail stores in the United States, the District of Columbia and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, and www.secondspin.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

—     table to follow     —

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TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

STATEMENTS OF OPERATIONS:
(in thousands, except per share data)

	Thirteen Weeks Ended and Fourteen Weeks Ended(1)				Fiscal Year Ended (2)
	February 1, 2014	% to Sales	February 2, 2013	% to Sales	February 1, 2014	% to Sales	February 2, 2013	% to Sales

Net sales	$139,186		$163,449		$393,659		$458,544

Cost of sales	89,825	64.5%	103,699	63.4%	245,755	62.4%	286,422	62.5%
Gross profit	49,361	35.5%	59,750	36.6%	147,904	37.6%	172,122	37.5%

Selling, general and administrative expenses	35,284	25.4%	45,861	28.1%	133,801	34.0%	154,789	33.8%

Gain on sale of asset, net	—	0.0%	(22,750)	-13.9%	—	0.0%	(22,750)	-5.0%

Depreciation and amortization	1,015	0.7%	1,010	0.6%	3,728	1.0%	3,783	0.8%
Income from operations	13,062	9.4%	35,629	21.8%	10,375	2.6%	36,300	7.9%

Interest expense, net	480	0.4%	513	0.3%	1,930	0.5%	2,318	0.5%
Income before income taxes	12,582	9.0%	35,116	21.5%	8,445	2.1%	33,982	7.4%
Income tax expense	49	0.0%	107	0.1%	168	0.0%	248	0.1%

Net income	$12,533	9.0%	$35,009	21.4%	$8,277	2.1%	$33,734	7.3%

Basic income per common share:

Basic income per share	$0.39		$1.11		$0.25		$1.07

Weighted average number of common shares outstanding - basic	32,314		31,670		32,584		31,577

Diluted income per common share:

Diluted income per share	$0.39		$1.09		$0.25		$1.06

Weighted average number of common shares outstanding - diluted	32,541		32,055		32,862		31,878

SELECTED BALANCE SHEET CAPTIONS: (in thousands, except store data)	February 1, 2014	February 2, 2013

Cash and cash equivalents	$131,002	$132,982
Merchandise inventory	150,167	155,429
Fixed assets (net)	12,419	9,057
Accounts payable	77,647	79,438
Borrowings under line of credit	—	—
Long-term capital lease obligations, less current portion	938	2,004

Stores in operation, end of period	339	358
Stores in operation, average during the period	354	378

(1) - The fourth fiscal quarter ended February 1, 2014 contains 13 weeks.

The fourth fiscal quarter ended February 2, 2013 contains 14 weeks.

(2) - The fiscal year ended February 1, 2014 contains 52 weeks.

(2) - The fiscal year ended February 2, 2013 contains 53 weeks.

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